Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated November 17, 2010 with respect to the consolidated financial statements, schedules and internal control over financial reporting included in the Annual Report on Form 10-K for the year ended September 30, 2010 of Griffon Corporation and subsidiaries, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ Grant Thornton LLP

New York, New York
February 10, 2011